Exhibit 99.2

Information Relating to Item 14 - Other Expenses of Issuance and Distribution

Estimated expenses in connection with the issuance and distribution from time to time of such number of shares of voting common stock having an aggregate offering price of up to $500,000,000 (the “Offering”) pursuant to the Sales Agency Agreement, dated August 4, 2016, between Banc of California, Inc. (the “Company”) and Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”), registered pursuant to the Registration Statement on Form S-3 (File No. 333-212886) filed on August 4, 2016, are (other than the commission fee payable by the Company to Sandler O’Neill equal to 1.0% of the gross sales price per share for the relevant shares sold under the Sales Agency Agreement) set forth in the following table. All amounts are estimates.

The $50,350 registration fee for the Offering, calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), is offset, pursuant to Rule 457(p) under the Securities Act, by $27,202 previously paid by the Company with respect to $224,985,318 of unsold debt securities, common stock, preferred stock, depositary shares, purchase contracts, warrants, rights and units of the Company that were registered on the Registration Statement on Form S-3 (Registration No. 333-192518) originally filed by the Company with the U.S. Securities and Exchange Commission on November 22, 2013 and declared effective on February 12, 2014 (as amended, the “Prior Universal Shelf Registration Statement”). Accordingly, the $50,350 registration fee for the Offering is offset against the $27,202 previously paid in connection with the Prior Universal Shelf Registration Statement, and a filing fee of $23,148 is paid in connection with the Offering.

Legal fees and expenses	$315,000
Accounting fees and expenses	$100,000
Miscellaneous expenses	$70,350
Total	$485,350